EXHIBIT 2.03

                   FIRST AMENDMENT TO REORGANIZATION AGREEMENT

         THIS FIRST AMENDMENT TO REORGANIZATION AGREEMENT (the "Amendment") is made and entered to be effective as of July 17, 1999, by and among SCHIMATIC CASH TRANSACTIONS NETWORK.COM, INC., a Florida corporation ("SCI"), and IC ONE, INC., a Delaware corporation ("IC ONE").

                                    Recitals

         A. SCI and IC ONE entered into that certain Reorganization Agreement dated to be effective as of June 30, 1999 (the "Original Agreement"), pursuant to which SCI agreed to acquire the issued and outstanding stock of IC ONE, which for purposes of the Organization Agreement encompassed certain investors in CardOne; and

         B. The parties desire to amend certain provisions of the Original Agreement.

         NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereby agree as follows:

         1. The parties desire to structure the transaction to qualify for federal income tax purposes as a tax-free reorganization under the provisions of sections 368(a)(1)(A) and 368(a)(2)(E) of the United States Internal Revenue Code of 1986, as amended (the "Code"), and each party will take all actions reasonably necessary to so qualify the transaction. In connection therewith, a newly formed wholly owned subsidiary of SCI will be merged with and into IC ONE, which shall be the surviving entity in such merger. Notwithstanding, neither party has obtained or will be required to obtain or provide an opinion of counsel to the foregoing effect.

         2. Immediately prior to the consummation of the transaction contemplated by the Original Agreement, SCI will issue 5,700,000 shares of its common stock to its existing shareholders and certain other persons which, together with its 7,200,000 shares currently issued and outstanding, will result in 12,900,000 shares issued and outstanding.

         3. In connection with the transaction contemplated by the Original Agreement, as amended hereby, the shareholders of IC One will be issued 42,400,000 shares of common stock of SCI.

         4. In consideration of services rendered in connection with the securing financing to IC ONE, SCI will issue 4,700,000 shares of common stock of SCI to those persons designated by IC ONE.

         5. All provisions of the Original Agreement not expressly amended, revoked, or modified hereby shall remain in full force and effect and each party hereto agrees to be bound thereby.

         IN WITNESS WHEREOF, the parties have executed this Amendment to be effective as of the date first above written.

                                  SCHIMATIC CASH TRANSACTIONS NETWORK.COM, INC.


                                  By  /s/ David Simon
                                     -------------------------------------------
                                     David Simon, President


                                  IC ONE, INC.


                                  By  /s/ Skip Bennett
                                     -------------------------------------------
                                     Skip Bennett, President